ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
MERCANTIL BANK HOLDING CORPORATION

Pursuant to the provisions of Section 607.1006, Florida Statutes, Mercantil Bank Holding Corporation, a Florida corporation (the “Company”), adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST: Article I of the Company’s Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

“ARTICLE I
NAME

The name of the Company is “Amerant Bancorp Inc.”

SECOND: Except as hereby expressly amended, the Amended and Restated Articles of Incorporation of the Company shall remain the same.

THIRD: The foregoing amendment was approved by the shareholders of the Company on June 4, 2019. The number of votes cast for the amendment was sufficient for approval. There were no voting groups entitled to vote separately on the amendment.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed by a duly authorized officer of the Company on June 5, 2019.

Amerant Bancorp Inc.

By:        /s/ Ivan Trujillo
Name: Ivan Trujillo
Title: Senior Vice President and Corporate Secretary